Exhibit 99

Knight Transportation Reports Revenue and Net Income for the First Quarter Ended March 31, 2011

Knight Transportation (NYSE: KNX), one of North America’s largest truckload transportation companies, reported revenue and earnings for the first quarter ended March 31, 2011.

For the quarter, total revenue increased 12.5% to $186.5 million from $165.7 million for the same quarter of 2010.  Revenue before fuel surcharge increased 7.3% to $150.5 million compared to $140.3 million in the first quarter of 2010.  Net income decreased to $9.9 million in the first quarter from $12.3 million for the same quarter of 2010 and net income per diluted share was $0.12, compared to $0.15 for the same quarter of 2010.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on March 4, 2011, paid on March 25, 2011.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“The first quarter of 2011 was negatively affected by several factors.  Most notably was the dramatic increase for the cost of diesel fuel, our single biggest expense.  In addition, softer than typical freight demand in the West, recently adopted electronic on-board recorders (EOBR), and severe weather across the country created significant challenges leading to a shortfall in miles per truck this quarter of 3% compared to last year.  Fuel negatively impacted the quarter by $0.02 per share and the 3% reduction in miles per truck negatively impacted the quarter by $0.01 per share, compared with first quarter 2010.

“On a consolidated basis, we produced an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge) of 89.4% compared to 86.8% for the same quarter last year.  Our dry van business produced an operating ratio of 89.8% compared to 86.9% for the same quarter last year on essentially flat revenue, excluding fuel surcharge.  Our refrigerated business produced an operating ratio of 86.3% compared to 83.0% for the same quarter last year on 17% revenue growth,  excluding fuel surcharge.  Our port services business produced an operating ratio of 87.9% compared to 91.3% for the same quarter last year on 31% revenue growth, excluding fuel surcharge.  Our brokerage business produced an operating ratio of 93.9% compared to 92.8% for the same quarter last year on 69% revenue growth, excluding fuel surcharge.

“Our combined fleet finished the quarter with 3,878 tractors compared to 3,765 last year.  This includes owner operators which grew from 335 tractors to 464 tractors in the first quarter this year, an increase of 39%.

“We recently initiated rail intermodal services with access to 57,000 containers provided by our rail partners.  Those revenues were not meaningful in the quarter.  Our earnings in the quarter were negatively affected as we ramp this business up and expect profit from this business during the second half of the year.

 “Fuel expense per company truck increased sharply.  The U.S. National Average Diesel Fuel price per gallon for the first quarter increased 27% to $3.63 from $2.85 for the same period of 2010.  Additionally, during the month of March the West Coast Average Diesel Fuel price per gallon was almost $.20 higher than the National Average, which increased our fuel exposure in the Western region.   The sharp increases have continued into the second quarter as the U.S. National Average Diesel Fuel price per gallon is currently $4.11 and the West Coast Average is currently $4.32.   Our fuel surcharge recovery applies only to loaded miles and typically does not offset empty miles, idle time, and out of route miles driven. In periods of significantly rising fuel prices, typical fuel surcharge programs are inadequate.  We continue to work with customers to adjust fuel surcharges or make modifications to the base rate to account for the increased fuel prices.  We continue to update our fleet with more fuel efficient 2010 US EPA emission engines and to install aerodynamic devices on our tractors and trailers which lead to meaningful fuel efficiency improvements.

“We also experienced an increase in the salaries, wages, and benefits expense line during the first quarter.  This increase is attributed to a rise in benefit costs and the cost associated with the development of our businesses.  For example, our intermodal, brokerage, and port services businesses experienced the most rapid growth rates.  These businesses depend on qualified personnel though require little capital investment.  Thus, wages may increase faster than in our asset intensive businesses but the capital investment is much less.  We believe the investment in our businesses positions us well going forward for the expected strengthening freight environment.

“We invested $2.8 million of net capital expenditures in the first quarter.  We estimate net capital expenditures to be in the range of $110 million for the year as we continue to refresh our fleet and add additional capacity.   The used equipment market continues to remain strong and gain on sale has increased over last year.  We increased our cash and short term investment balance by $19.1 million from the fourth quarter to $71.5 million.  We have returned $87.0 million to our shareholders in the form of the quarterly and special cash dividends in 2010 and the first quarter of 2011 while remaining debt free with $514.5 million of shareholders' equity.

“Demand for our services improved in the Eastern half of the U.S. during mid-February and has continued to improve.  Demand for our services in the West started to improve over the last four weeks.  In April, miles per tractor are up thus far approximately 3% when compared to last year.  We expect for these trends to continue throughout the second quarter as supply and demand trends continue to improve.  We continue to expand our driver development capabilities through our Squire subsidiary which enables us to source additional driving associates and develop them into Knight company drivers.  Our driver development for experienced drivers is performing ahead of last year and we continue career development by reinforcing our principles of safety, customer service, communication, productivity, and equipment operations through our five-tool driver program.  Overall, we are better positioned today than last year to source and develop high quality driving associates.

“We expect that we will grow our revenue before fuel surcharge over the remaining three quarters of this year by a double-digit average as we see demand building for each of our services.  We expect this revenue growth to be driven by rate increases, productivity improvement, and additional capacity provided to our customers.

“Despite the difficult trucking environment in recent years we have maintained our dry van fleet and have deployed additional assets into our refrigerated and port services businesses.  Going forward, we expect industry capacity to remain tight.  Barriers to entry continue to grow with the rise in commodity and equipment prices, the growing complexity of technology, increased regulation, and the difficulties in obtaining financing.  In this environment we feel well-positioned to capitalize on strategic opportunities to grow each of our businesses.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload solutions to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner operators.

INCOME STATEMENT DATA:	Three Months Ended March 31,
	(Unaudited, in thousands, except per share amounts)

	2011	2010
REVENUE:
Revenue, before fuel surcharge	$150,499	$140,316
Fuel surcharge	35,974	25,375
TOTAL REVENUE	186,473	165,691

OPERATING EXPENSES:
Salaries, wages and benefits	50,936	47,783
Fuel expense - gross	49,699	40,235
Operations and maintenance	11,728	11,048
Insurance and claims	6,221	5,759
Operating taxes and licenses	3,711	3,051
Communications	1,325	1,326
Depreciation and amortization	18,474	17,965
Purchased transportation	25,439	16,786
Miscellaneous operating expenses	2,992	3,158
	170,525	147,111
Income From Operations	15,948	18,580

Interest income	345	434
Other income	8	817
Income Before Income Taxes	16,301	19,831
INCOME TAXES	6,445	7,487
Net Income	9,856	12,344
Net loss attributable to noncontrolling interest	-	-
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$9,856	$12,344
Net Income Per Share
- Basic	$0.12	$0.15
- Diluted	$0.12	$0.15
Weighted Average Shares Outstanding
- Basic	83,770	83,354
- Diluted	84,503	84,117

BALANCE SHEET DATA:
	03/31/11	12/31/10
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$12,778	$28,013
Short term investments	58,757	24,379
Accounts receivable, net	83,344	78,479
Notes receivable, net	1,535	1,391
Related party notes and interest receivable	3,088	3,038
Prepaid expenses	9,832	8,514
Assets held for sale	2,534	4,132
Other current assets	5,378	4,717
Income tax receivable	6,458	6,914
Current deferred tax asset	4,493	5,671
Total Current Assets	188,197	165,248

Property and equipment, net	469,344	483,709
Notes receivable, long-term	4,380	4,246
Goodwill	10,309	10,313
Intangible assets, net	36	52
Other assets and restricted cash	14,142	13,419
Total Assets	$686,408	$676,987

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$7,835	$7,571
Accrued payroll and purchased transportation	8,306	6,547
Accrued liabilities	10,496	11,075
Claims accrual - current portion	12,472	13,843
Dividend Payable	1,385	1,433
Total Current Liabilities	40,494	40,469

Claims accrual - long-term portion	9,114	10,168
Deferred income taxes	122,322	118,886
Total Long-term Liabilities	131,436	129,054

Total Liabilities	171,930	169,523

Commitments and Contingencies

Common stock	838	837
Additional paid-in capital	128,975	126,975
Accumulated other comprehensive income	260	7
Retained earnings	384,475	379,714
Total Knight Transportation Shareholders' Equity	514,548	507,533
Noncontrolling interest	(70)	(69)
Total Shareholders' Equity	514,478	507,464
Total Liabilities and Shareholders' Equity	$686,408	$676,987

	Three Months Ended March 31,

	(Unaudited)	(Unaudited)

OPERATING STATISTICS			%
			Change
Average Revenue Per Tractor*	$35,393	$35,258	0.4%

Non-paid Empty Mile Percent	10.4%	10.9%	-4.6%

Average Length of Haul	467	464	0.6%

Operating Ratio**	89.4%	86.8%

Average Tractors - Total	3,880	3,759

Tractors - End of Quarter:
Company	3,414	3,430
Owner - Operator	464	335
	3,878	3,765

Trailers - End of Quarter	8,836	8,396

Net Capital Expenditures (in thousands)	$2,758	$13,212

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$25,555	$32,183

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** Adjusted cash flow from operations of $25,555,000 for the quarter ended March 31, 2011 does not include $34,378,000 increase in short-term trading investments, and adjusted cash flow from operations of $32,183,000 for the comparative quarter ended March 31, 2010 does not include $36,806,000 increase in short-term trading investments. These are the reconciling items needed to tie back to cashflow from operations.

In the press release, we provided adjusted cash flow from operations excluding change in short-term investments.  The exclusion of the change in short-term investments is not in accordance with generally accepted accounting principles in the United States ("GAAP").  This non-GAAP financial measure is intended to supplement, but not substitute for, the most directly comparable GAAP measure.  We believe that the non-GAAP financial measure provides meaningful information to assist investors and analysts in understanding our financial results because it excludes an item that may not be indicative or is unrelated to our core operating results.  However, because non-GAAP financial measures are not standardized, investors are strongly encouraged to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.  A reconciliation to the most closely-related GAAP measure is provided in the preceding paragraph.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events andactual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, President and CFO, at (602) 269-2000

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